UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2021

SeaWorld Entertainment, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35883	27-1220297
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6240 Sea Harbor Drive, Orlando, Florida		32821
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (407) 226-5011

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SEAS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer

On May 5, 2021, the Board of Directors (the “Board”) of SeaWorld Entertainment, Inc. (the “Company”) appointed Marc G. Swanson, who had been serving as the Company’s Interim Chief Executive Officer, to serve as Chief Executive Officer, effective immediately.

Mr. Swanson, 50, has served as Interim Chief Executive Officer since April 2020. Prior to that, he served as Chief Financial Officer and Treasurer of the Company since August 2017, except for from September 2019 to November 2019 when he served as Interim Chief Executive Officer. Prior to that, Mr. Swanson had served as Chief Accounting Officer from 2012 to 2017 and served as Interim Chief Financial Officer from June 2015 until September 2015 and as Interim Chief Financial Officer and Treasurer from August 1, 2017 until his permanent appointment later that same month. Previously, he was Vice President Performance Management and Corporate Controller of SeaWorld Parks & Entertainment from 2011 to 2012, the Corporate Controller of Busch Entertainment Corporation from 2008 to 2011 and the Vice President of Finance of Sesame Place from 2004 to 2008. Mr. Swanson holds a bachelor’s degree in accounting from Purdue University and a master’s degree in business administration from DePaul University, and is a Certified Public Accountant.

Appointment of Chief Financial Officer and Treasurer

On May 5, 2021, the Board appointed Elizabeth C. Gulacsy, who had been serving as the Company’s Interim Chief Financial Officer and Treasurer, to serve as Chief Financial Officer and Treasurer, effective immediately.

Ms. Gulacsy, 47, has served as Interim Chief Financial Officer and Treasurer since April 2020 and from September 2019 to November 2019. She also served as Chief Accounting Officer of the Company from August 2017 to April 2021. Prior to that, Ms. Gulacsy served as Corporate Vice President, Financial Reporting from 2016 to 2017 and Director, Financial Reporting from 2013 to 2016. Prior to joining the Company, from 2011 to 2013, Ms. Gulacsy served as Chief Accounting Officer and Corporate Controller for Cross Country Healthcare, Inc., from 2006 to 2011 she served as their Director of Corporate Accounting and from 2002 to 2006 as their Assistant Controller. From 1997-2002, Ms. Gulacsy was an auditor for Ernst & Young LLP where she most recently served as Audit Manager. Ms. Gulacsy is a member of the Audit Committee for IAAPA, the global association for the theme park industry. Ms. Gulacsy previously served as a board member and treasurer for the SeaWorld and Busch Gardens Conservation Fund from 2018 to 2020. Ms. Gulacsy holds a bachelor’s degree and master’s degree in accounting from the University of Florida and is a Certified Public Accountant.

Neither the selection of Mr. Swanson to serve as Chief Executive Officer nor the selection of Ms. Gulacsy to serve as Chief Financial Officer and Treasurer was pursuant to any arrangement or understanding with respect to any other person. There are no family relationships between Mr. Swanson or Ms. Gulacsy and any director or executive officer of the Company, and there are no transactions between Mr. Swanson or Ms. Gulacsy and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

Compensation of Chief Executive Officer and Chief Financial Officer and Treasurer

In connection with their appointments as Chief Executive Officer and Chief Financial Officer and Treasurer, respectively, on May 5, 2021, the Compensation Committee of the Board (the “Compensation Committee”) approved an increase in Mr. Swanson’s annual base salary from $400,000 to $450,000 and an increase in Ms. Gulacsy’s base salary from $250,000 to $350,000, in each case effective immediately. In addition, the Compensation Committee approved an increase in Ms. Gulacsy’s target annual bonus amount from 60% of her then-current base salary to 100% of her then-current base salary effective as of the beginning of the 2021 fiscal year and set Ms. Gulacsy’s target annual long-term incentive plan award opportunity at 200% of her then-current base salary.

Equity Awards to Certain Executive Officers

The Compensation Committee also evaluated the performance of certain executive officers and employees during the course of the COVID-19 pandemic and, based on such evaluation, determined to award restricted stock units (“RSUs”) to certain executive officers and employees, including Mr. Swanson, Ms. Gulacsy and G. Anthony (Tony) Taylor, the Company’s Chief Legal Officer, General Counsel and Corporate Secretary. RSU awards in the following target amounts will be granted on May 10, 2021 (the “Grant Date”) to Mr. Swanson, Ms. Gulacsy and Mr. Taylor: Mr. Swanson ― $350,000; Ms. Gulacsy ―$250,000 and Mr. Taylor ― $200,000. These RSUs will vest as follows: 20% will vest on the first anniversary of the Grant Date, 20% will vest on the second anniversary of the

Grant Date and the remaining 60% will vest on the third anniversary of the Grant Date, subject to continued employment on each such vesting date.

Item 7.01 Regulation FD Disclosure.

A press release announcing the appointments of Mr. Swanson as Chief Executive Officer and Ms. Gulacsy as Chief Financial Officer and Treasurer is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Description

99.1	Press release dated May 6, 2021
104	Cover page interactive data filed (embedded within the Inline XBRL document).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEAWORLD ENTERTAINMENT, INC.

Date: May 6, 2021	By:	/s/ G. Anthony (Tony) Taylor
	Name:	G. Anthony (Tony) Taylor
	Title:	Chief Legal Officer, General Counsel and Corporate Secretary